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                                                                    EXHIBIT 3.4

                             ARTICLES OF AMENDMENT


         Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the following Articles of Amendment to Restated Articles of Incorporation are herewith submitted for filing.


         ARTICLE 1.  The name of record of the corporation is:

                          Multicom Publishing, Inc.

         ARTICLE 2.  The text of the amendment as adopted is as follows:

                 Article III is amended by modifying the following language to increase the number of shares of Series A Preferred Stock by 85,000 shares to 235,000:

              Rights, Preferences and Restrictions of Series A Preferred Stock

The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of two hundred thirty-five thousand (235,000) shares, are as set forth below.

         ARTICLE 3.  The date of adoption of the amendment was:

                          February 11, 1997

         ARTICLE 4.  The amendment was adopted by:

                 The board of directors.  Shareholder action was not required.

         ARTICLE 5.  These Articles will be effective upon filing.



Dated:  February 11, 1997

                                       ____________________________________
                                       Tamara L. Attard
                                       Chairman   and Chief Executive Officer





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